Exhibit 10.41

Quest Diagnostics Incorporated
Elective Option Grant Certificate

Grant Date: [Date]

Director: [Name]

Number of Options: ___

Option Exercise Price: $ ____

Option Expiration Date: [Grant Date plus 10 years]

This grant is subject in all respects to the terms of the attached Elective Option Award Agreement dated [of even date].

By execution of this Elective Option Grant Certificate, the Director agrees that he or she has received and reviewed a copy of (a) the Prospectus relating to the Company’s Amended and Restated Long-Term Incentive Plan for Non-Employee Directors, (b) the Company’s [2010] Annual Report to Shareholders on Form 10-K, and (c) the Company’s Policy dated August 1, 2009 regarding Purchasing and Selling Securities (the “Policy”). The Director further agrees to fully comply with the terms of the Policy.

DIRECTOR

[Name]
Date:

QUEST DIAGNOSTICS INCORPORATED
ELECTIVE OPTION AWARD AGREEMENT

This Elective Option Award Agreement (the “Agreement”) dated as of [Date] (the “Grant Date”) is by and between Quest Diagnostics Incorporated (the “Company”) and [Name] (the “Director”).

Article 1 – Plan

1.1 Plan. This Agreement is subject in all respects to the Company’s Amended and Restated Long-Term Incentive Plan for Non-Employee Directors (the “Plan”), which is incorporated herein by reference. The Director acknowledges that he or she has read the terms of the Plan and that those terms shall govern in the event of any conflict between the terms of the Plan and the terms of this Agreement. Additional copies of the Plan may be obtained from the Company’s Secretary, 3 Giralda Farms, Madison, New Jersey 07940.

Article 2 – Options

2.1 Award of Options. The Company hereby awards to the Director the number of stock options (each an “Option”) set forth in the attached grant certificate. Each Option entitles the Director, subject to the terms and conditions of this Agreement and the Plan, to purchase from the Company at the exercise price set forth in the attached grant certificate (the “Exercise Price”), one share of the Company’s Common Stock. The Options shall expire on the expiration date set forth in the attached grant certificate. The Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be construed and interpreted in accordance with such intention. The Options vest upon grant and are exercisable immediately.

2.2 Rights Prior to Exercise. The Director shall not have any rights as a stockholder with respect to any shares subject to the Options prior to the date on which he or she (or, if the shares are held in “street name”, the broker designated by the Director) is recorded as the holder of such shares on the records of the Company.

2.3 Payment of Exercise Price Upon Exercise. The Director may exercise the Options in accordance with the procedures specified by the Company from time to time. The Exercise Price of the Options shall be paid in full with, or in a combination of, (a) cash or (b) shares of Common Stock that have been owned by the Director, are fully vested and freely transferable by the Director, and have a total Fair Market Value on the date of delivery equal to the Exercise Price, duly endorsed or accompanied by stock powers executed in blank. Alternatively, to the extent permitted by, and in accordance with procedures specified by, the Company from time to time, the Director may pay the Exercise Price of the Options using a net share settlement procedure or through the withholding of shares of Common Stock subject to the Options valued using the Fair Market Value on the date of exercise. For purposes of this Agreement, “Fair Market Value” means, as of any date, the mean of the high and low sales price of a share of Common Stock on the New York Stock Exchange Composite Tape on such date (or if no sale is reported on such date, the mean between the high and the low reported on the most recent preceding date on which a sale took place).

Article 3 - General

3.1 Non-Transferability. The Options and any right arising hereunder shall not be transferable other than by will or the laws of descent and distribution. During the Director’s lifetime, the Options shall be exercisable only by the Director, except to the extent of a disability (as defined in Section 22(e)(3) of the Code), in which case they may be exercised by the Director’s legal representative.

3.2 Share Ownership. The Director agrees that any shares of Common Stock issued hereunder shall be subject to the restrictions set forth in the Company’s Executive Share Ownership Guidelines (“Minimum Share Ownership Policy”). The Director acknowledges and agrees that the investment risk associated with the retention of any shares of Common Stock, whether pursuant to the Minimum Share Ownership Policy or otherwise, is the Director’s sole responsibility and the Director hereby holds the Company harmless against any claim of loss related to the retention of such shares.

3.3 Physical Possession of Shares. Each certificate representing shares of Common Stock delivered to the Director under this Agreement shall be registered in the name of the Director or, if the Director elects to hold the shares in “street name,” in the name of a broker designated by the Director.

3.4 Interpretation. Any dispute, disagreement or matter of interpretation that shall arise under this Agreement shall be finally determined by the Compensation Committee of the Board of Directors of the Company in its absolute discretion. All decisions, actions and interpretations of the Compensation Committee shall be final, conclusive and binding upon all parties.

3.5 Governing Law. This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey applicable to contracts made and to be performed entirely within such state (without reference to its principles of conflicts of law).

3.6 Effective. This Agreement shall become effective only after the Director has executed and returned to the Company’s Executive Compensation Department (Attention: Lisa M. Zajac) a signed copy of the attached Elective Option Grant Certificate.